Form 51-102F3

MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Buffalo Gold Ltd. ("Buffalo" or the “Company”)

Suite 300, 1055 West Hastings Street

Vancouver, BC  V6E 2E9

Item 2

Date of Material Change

March 27, 2006

Item 3

News Release

The new Release dated March 27, 2006 was disseminated via CCN Matthew.

Item 4

Summary of Material Change

Damien Reynolds, Buffalo’s Chairman of the Board, assumes the office of President.

Item 5

Full Description of Material Change

It is with great sadness that Buffalo Gold Ltd. reports that its President, John Tully, passed away on March 24, 2006.  John was a highly respected mining geologist with a wealth of experience in geology, engineering and mining operations around the world.  Buffalo was truly fortunate to have a man of John’s calibre serving as its President and a Director.  Since becoming its President in April 2003, John was unstinting in his support of Buffalo and was instrumental in building it into the company that it is today.  Buffalo’s management and Board of Directors wish to extend their deepest sympathies to John’s wife Pat and their children and grandchildren during this difficult time.  John will be greatly missed by all that knew him.

Damien Reynolds, Buffalo’s Chairman of the Board, will assume the office of President on an interim basis.  Buffalo’s exploration team, now led by its Vice President of Exploration, Greg Moseley, and its Vice-President of Corporate Development, Mark Dugmore, will build on John’s legacy by continuing to aggressively explore and develop Buffalo’s portfolio of properties in Australasia.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7

Omitted Information

Not applicable.

Item 8

Executive Officer

The following Senior Officer of the Company is available to answer questions regarding this report:

Damien Reynolds, Chairman of the Board at (604) 685-5492.

Item 9

Date of Report

Dated at Vancouver, BC, this 27th day of March 2006

BUFFALO GOLD LTD.

Per:   Damien Reynolds

____________________________

Damien Reynolds,

Chairman of the Board of Directors